Exhibit 99.1

The Bon-Ton Stores, Inc. Announces the 2015 Retirement of Keith E. Plowman, Chief Financial Officer

YORK, Pa.--(BUSINESS WIRE)--January 20, 2015--The Bon-Ton Stores, Inc. (NASDAQ:BONT) today announced that Keith E. Plowman, Executive Vice President and Chief Financial Officer, has informed the Company’s Board of Directors (the “Board”) that he plans to retire in August 2015. The Board and Mr. Plowman have agreed upon a notice period of approximately six months to be followed by a consulting arrangement of an 18-month duration.

Mr. Plowman stated, “I have greatly enjoyed my tenure with Bon-Ton. The Company is fortunate to have many talented associates and it has been my pleasure to work with them throughout my many years here. I would also like to express my appreciation for the support of Tim Grumbacher and Mike Gleim, as well as the collective Board, since my appointment as Chief Financial Officer of Bon-Ton. Their guidance and partnership were extremely valuable as we navigated through many opportunities and challenges.”

The Company wishes to recognize the many years of dedicated service and the numerous contributions of Mr. Plowman and his finance team. Tim Grumbacher, Bon-Ton’s Chairman of the Board, commented, “The Company has made great strides under Keith’s financial leadership and, on behalf of the entire Board of Directors, I offer Keith our heartfelt thanks for his outstanding work at Bon-Ton. Keith was instrumental in the planning, financing and execution of the Company’s significant acquisitions in the prior decade when our store count grew four-fold in a three-year period. The progress made under Keith’s leadership is reflected in the great potential of our store base today. We wish him the best in his future endeavors.”

Mr. Grumbacher continued, “The agreement reached between Keith and the Board should allow the Company the opportunity to seek a talented leader to assume the role of chief financial officer and ensure a smooth transition.”

The Board of Directors will undertake a national search to find a chief financial officer to succeed Mr. Plowman.

The Bon-Ton Stores, Inc., with corporate headquarters in York, Pennsylvania and Milwaukee, Wisconsin, operates 272 stores, which includes nine furniture galleries and four clearance centers, in 26 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson’s, Elder-Beerman, Herberger’s and Younkers nameplates. The stores offer a broad assortment of national and private brand fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.

Certain information included in this press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “may,” “could,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “project,” “intend” or other similar expressions, involve important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Factors that could cause such differences include, but are not limited to: risks related to retail businesses generally; a significant and prolonged deterioration of general economic conditions which could negatively impact the Company in a number of ways, including the potential write-down of the current valuation of intangible assets and deferred taxes; risks related to the Company’s proprietary credit card program; potential increases in pension obligations; consumer spending patterns, debt levels, and the availability and cost of consumer credit; additional competition from existing and new competitors; inflation; deflation; changes in the costs of fuel and other energy and transportation costs; weather conditions that could negatively impact sales; uncertainties associated with expanding or remodeling existing stores; the ability to attract and retain qualified management; the dependence upon relationships with vendors and their factors; a data security breach or system failure; the ability to reduce or control SG&A expenses, including initiatives to reduce expenses and improve efficiency; operational disruptions; unsuccessful marketing initiatives; the ability to expand our capacity and efficiency through our new eCommerce fulfillment center; changes in, or the failure to successfully implement, our key strategies, including initiatives to improve our merchandising, marketing and operations; adverse outcomes in litigation; the incurrence of unplanned capital expenditures; the ability to obtain financing for working capital, capital expenditures and general corporate purposes; the impact of regulatory requirements including the Health Care Reform Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act; the inability or limitations on the Company’s ability to favorably adjust the valuation allowance on deferred tax assets; and the financial condition of mall operators. Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.

CONTACT:
The Bon-Ton Stores, Inc.
Kim George, (717) 751-3071
Divisional Vice President
Investor Relations
kim.george@bonton.com